Putnam American Government Income Fund, September 30, 2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		9,821
Class B		84
Class C		293
Class M		26

72DD2 (000s omitted)

Class R		111
Class R5		17
Class R6		139
Class Y		1,081

73A1

Class A		.206
Class B		.141
Class C		.142
Class M		.181

73A2

Class R		.182
Class R5		.230
Class R6		.241
Class Y		.230

74U1	(000s omitted)

Class A		45,184
Class B		582
Class C		1,933
Class M		110

74U2	(000s omitted)

Class R		534
Class R5		71
Class R6		675
Class Y		3,701

74V1

Class A		8.84
Class B		8.76
Class C		8.80
Class M		8.92

74V2

Class R		8.86
Class R5		8.83
Class R6		8.81
Class Y		8.81


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.